WARRANT AGREEMENT
                dated as of February 22, 2001
                      by and between
                  Sideware Systems, Inc.
                           and
               The Warrant Holders Described Herein






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                        WARRANT AGREEMENT
                        TABLE OF CONTENTS
                                                                          Page

SECTION 1.  WARRANT CERTIFICATES.                                          1
SECTION 2.  EXECUTION OF WARRANT CERTIFICATES.                             1
SECTION 3.  NO TRANSFERS.                                                  1
SECTION 4.  TERMS OF WARRANTS; EXERCISE OF WARRANTS.                       1
SECTION 5.  PAYMENT OF TAXES.                                              3
SECTION 6.  MUTILATED OR MISSING WARRANT CERTIFICATES.                     3
SECTION 7.  RESERVATION OF WARRANT SHARES.                                 3
SECTION 8.  OBTAINING STOCK EXCHANGE LISTINGS.                             4
SECTION 9.  ADJUSTMENT OF EXERCISE PRICE AND NUMBER OF WARRANT SHARES
            ISSUABLE.                                                      4
SECTION 10.  FRACTIONAL INTERESTS.                                        10
SECTION 11.  COMPANY REDEMPTION.                                          10
SECTION 12.  NOTICES TO WARRANT HOLDERS.                                  10
SECTION 13.  NOTICES TO COMPANY.                                          11
SECTION 14.  SUPPLEMENTS AND AMENDMENTS.                                  12
SECTION 15.  SUCCESSORS.                                                  12
SECTION 16.  TERMINATION.                                                 12
SECTION 17.  GOVERNING LAW.                                               12
SECTION 18.  BENEFITS OF THIS AGREEMENT.                                  12
SECTION 19.  HEADINGS; COUNTERPARTS.                                      12

WARRANT AGREEMENT, dated as of February 22, 2001, between
Sideware Systems, Inc., a Canadian corporation (the "Company"), and the holders of Warrants (as defined below) from time to time. WHEREAS, the Company shall issue up to 7,000,000 Common
Stock Purchase Warrants (equal to 100% of the number of Common Stock purchased pursuant to the Subscription Agreement), as hereinafter described (the "Warrants"), which in the aggregate initially entitle the holders thereof to purchase up to7,000,000 common shares without par value (the "Common Stock") of the Company (the Common Stock issuable on exercise of the Warrants being referred to herein as the "Warrant Shares"), in connection with the Subscription Agreement, dated as of the date hereof, between the Company and the Purchasers named therein (the "Subscription Agreement");

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereto agree as follows:

SECTION 1.     Warrant Certificates.  The certificates
evidencing the Warrants (the "Warrant Certificates") to be delivered pursuant to this Agreement shall be in registered form only and shall be substantially in the form set forth in Exhibit A attached hereto.

SECTION 2. Execution of Warrant Certificates. Warrant Certificates shall be signed on behalf of the Company by its Chairman of the Board or its President or a Vice President and by another Director of the Company or its Secretary or an Assistant Secretary and shall be dated the date of signature by the Company.
The Company may deem and treat the registered holder(s) of the Warrant Certificates as the absolute owner(s) thereof (notwithstanding any notation of ownership or other writing thereon made by anyone), for all purposes, and the Company shall not be affected by any notice to the contrary.

SECTION 3. No Transfers. The Warrants will be non-transferable.

The Warrant holders agree that each certificate representing
Warrant Shares will bear a legend in substantially the following form:

"The securities evidenced or constituted hereby have been acquired for investment and have not been registered under the Securities Act of 1933, as amended. Such securities may not be sold, transferred, pledged or hypothecated unless the registration provisions of said Act have been complied with or unless the Company has received an opinion of counsel reasonably satisfactory to the Company that such registration is not required."

SECTION 4.    Terms of Warrants; Exercise of Warrants.
The initial exercise price per share at which Warrant Shares shall be purchasable upon the exercise of Warrants (the "Exercise
Price") shall be equal to $1.00 per share. Each Warrant shall be initially exercisable for one share of Common Stock.


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Subject to the terms of this Agreement, each Warrant holder shall have the right, from the date issuance of the Warrants until 5:00 p.m., New York City time on February 22, 2004 (the "Exercise Period"), to receive from the Company the number of fully paid and nonassessable Warrant Shares which the holder may at the time be entitled to receive on exercise of such Warrants and payment of the Exercise Price then in effect for such Warrant Shares. Each Warrant not exercised prior to 5:00 p.m., New York City time, on February 22, 2004 shall become void and all rights thereunder and all rights in respect thereof under this agreement shall cease as of such time.

A Warrant may be exercised upon surrender to the Company at its principal office, which is currently located at the address listed in Section 13 hereof, of the certificate or certificates evidencing the Warrants to be exercised with the form of election to purchase on the reverse thereof duly filled in and signed, which signature shall be guaranteed by a participant in a recognized Signature Guarantee Medallion Program and such other documentation as the Company may reasonably request, and upon payment to the Company for the account of the Company of the Exercise Price which is set forth in the form of Warrant Certificate attached hereto as Exhibit A as adjusted as herein provided, for the number of Warrant Shares in respect of which such Warrants are then exercised. Payment of the aggregate Exercise Price shall be made (i) in cash or (ii) by certified or official bank check payable to the order of the Company in New York Clearing House Funds. Subject to the provisions of Section 5 hereof, upon such surrender of Warrants and payment of the Exercise Price, the Company shall issue and cause to be delivered with all reasonable dispatch to and in such name or names as the Warrant holder may designate a certificate or certificates for the number of full Warrant Shares issuable upon the exercise of such Warrants together with cash as provided in Section 10; provided, however, that if any consolidation, merger or lease or sale of assets is proposed to be effected by the Company as described in subsection (i) of Section 9 hereof, or a tender offer or an exchange offer for shares of Common Stock of the Company shall be made, upon such surrender of Warrants and payment of the Exercise Price as aforesaid, the Company shall, as soon as possible, but in any event not later than two business days thereafter, issue and cause to be delivered the full number of Warrant Shares issuable upon the exercise of such Warrants in the manner described in this sentence together with cash as provided in Section 10. Such certificate or certificates shall be deemed to have been issued and any person so designated to be named therein shall be deemed to have become a holder of record of such Warrant Shares as of the date of the surrender of such Warrants and payment of the Exercise Price.
The Warrants shall be exercisable, at the election of the holders thereof, either in full or from time to time in part and, in the event that a certificate evidencing Warrants is exercised in respect of fewer than all of the Warrant Shares issuable on such exercise at any time prior to the date of expiration of the Warrants, a new certificate evidencing the remaining Warrant or Warrants will be issued. The Company may assume that any Warrant presented for exercise is permitted to be so exercised under applicable law and shall have no liability for acting in reliance on such assumption.
All Warrant Certificates surrendered upon exercise of Warrants shall be cancelled by the Company.

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The Company shall keep copies of this Agreement and any
notices given or received hereunder available for inspection by the holders with reasonable prior written notice during normal business hours at its office.

SECTION 5. Payment of Taxes. The Company will pay all documentary stamp taxes attributable to the initial issuance of Warrant Shares upon the exercise of Warrants; provided, however, that the Company shall not be required to pay any tax or taxes which may be payable in respect of any transfer involved in the issue of any Warrant Certificates or any certificates for Warrant Shares in a name other than that of the registered holder of a Warrant Certificate surrendered upon the exercise of a Warrant, and the Company shall not be required to issue or deliver such Warrant Certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

SECTION 6. Mutilated or Missing Warrant Certificates. In case any of the Warrant Certificates shall be mutilated, lost, stolen or destroyed, the Company may in its discretion issue, in exchange and substitution for and upon cancellation of the mutilated Warrant Certificate, or in lieu of and substitution for the Warrant Certificate lost, stolen or destroyed, a new Warrant Certificate of like tenor and representing an equivalent number of Warrants, but only upon receipt of evidence satisfactory to the Company of such loss, theft or destruction of such Warrant Certificate and indemnity, if requested, also satisfactory to the Company. Applicants for such substitute Warrant Certificates shall also comply with such other reasonable regulations and pay such other reasonable charges as the Company may prescribe.

SECTION 7. Reservation of Warrant Shares. The Company will at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued Common Stock or its authorized and issued Common Stock held in its treasury, for the purpose of enabling it to satisfy any obligation to issue Warrant Shares upon exercise of Warrants, the maximum number of shares of Common Stock which may then be deliverable upon the exercise of all outstanding Warrants.

The Company or, if appointed, the transfer agent for the Common Stock (the "Transfer Agent") and every subsequent transfer agent for any shares of the Company's capital stock issuable upon the exercise of any of the rights of purchase aforesaid will be irrevocably authorized and directed at all times to reserve such number of authorized shares as shall be required for such purpose. The Company will keep a copy of this Agreement on file with the Transfer Agent and with every subsequent transfer agent for any shares of the Company's capital stock issuable upon the exercise of the rights of purchase represented by the Warrants. The Company will supply such Transfer Agent with duly executed certificates for such purposes and will provide or otherwise make available any cash which may be payable as provided in Section 10. The Company will furnish such Transfer Agent a copy of all notices of adjustments and certificates related thereto, transmitted to each holder pursuant to Section 12 hereof.
Before taking any action which would cause an adjustment pursuant to Section 9 hereof to reduce the Exercise Price below the then par value (if any) of the Warrant Shares, the Company will take any corporate action which may, in the opinion of its counsel (which may be

                            3
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counsel employed by the Company), be necessary in order that the
Company may validly and legally issue fully paid and nonassessable Warrant Shares at the Exercise Price as so adjusted.
The Company covenants that all Warrant Shares which may be issued upon exercise of Warrants will, upon payment of the Exercise Price therefor and issue, be fully paid, nonassessable, free of preemptive rights and free from all taxes, liens, charges and security interests with respect to the issue thereof.

SECTION 8. Obtaining Stock Exchange Listings. The Company will from time to time take all action which may be necessary so that the Warrant Shares, immediately upon their issuance upon the exercise of Warrants, will be listed on the principal securities exchanges and markets within the United States of America, if any, on which other shares of Common Stock are then listed.

SECTION 9.     Adjustment of Exercise Price and Number of
Warrant Shares Issuable. The Exercise Price and the number of Warrant Shares issuable upon the exercise of each Warrant are subject to adjustment from time to time upon the occurrence of the events enumerated in this Section 9. With respect to any Warrant, no adjustment to the Exercise Price or to the number of Warrant Shares issuable upon exercise shall be made for any event enumerated in this
Section 9 if the date as to which the Company committed to undertake such event was prior to such Warrant's issuance. For purposes of this
Section 9, "Common Stock" means shares now or hereafter authorized of any class of common stock of the Company and any other stock of the Company, however designated, that has the right (subject to any prior rights of any class or series of preferred stock) to participate in any distribution of the assets or earnings of the Company without limit as to per share amount.

(a)     Adjustment for Change in Capital Stock.

If the Company:

(1) pays a dividend or makes a distribution on its Common Stock in shares of its Common Stock;
(2) subdivides its outstanding shares of Common Stock into a greater number of shares;
(3) combines its outstanding shares of Common Stock into a smaller number of shares;
(4) makes a distribution on its Common Stock in shares of its capital stock other than Common Stock; or
(5) issues by reclassification of its Common Stock any shares of its capital stock,

then the Warrant in effect immediately prior to such action shall be proportionately adjusted so that the holder of any Warrant thereafter exercised may receive the aggregate number and kind of shares of capital stock of the Company which he would have owned

                            4
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immediately following such action if such Warrant had been
exercised immediately prior to such action.

The adjustment shall become effective immediately after the record date in the case of a dividend or distribution and immediately after the effective date in the case of a subdivision, combination or reclassification.

If after an adjustment a holder of a Warrant upon exercise of it may receive shares of two or more classes of capital stock of the Company, the Company shall determine the allocation of the adjusted Exercise Price between the classes of capital stock. After such allocation, the exercise privilege and the Exercise Price of each class of capital stock shall thereafter be subject to adjustment on terms comparable to those applicable to Common Stock in this Section 9.
Such adjustment shall be made successively whenever any event listed above shall occur.

(b)     Adjustment for Rights Issue.

If the Company distributes any rights, options or warrants
to all holders of its Common Stock entitling them for a period expiring within 60 days after the record date mentioned below to purchase shares of Common Stock at a price per share less than the current market price per share on that record date, the Exercise Price shall be adjusted in accordance with the formula:
               N   x   P
               ---------
  E' = E x O +     M
           -------------
             O  +  N
where:

E' =    the adjusted Exercise Price.
E  =    the current Exercise Price.
O  =    the number of shares of Common Stock outstanding on
        the record date.
N  =    the number of additional shares of Common Stock
        offered.
P  =    the purchase price per share of the additional shares.
M  =    the current market price per share of Common Stock on
        the record date.

The adjustment shall be made successively whenever any such rights, options or warrants are issued and shall become effective immediately after the record date for the determination of stockholders entitled to receive the rights, options or warrants. If at the end of the period during which such rights, options or warrants are exercisable, not all rights, options or warrants shall have been exercised, the Exercise Price shall be immediately readjusted to what it would have been if "N" in the above formula had been the number of shares actually issued.

                            5
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(c)     Adjustment for Other Distributions.

If the Company distributes to all holders of its Common
Stock any of its assets or debt securities or any rights or warrants to purchase debt securities, assets or other securities of the Company, the Exercise Price shall be adjusted in accordance with the formula:


E'   =    E    x    M    -    F
                    -----------
                         M
where:

E' =	the adjusted Exercise Price.
E  =	the current Exercise Price.
M  =	the current market price per share of Common Stock on
        the record date mentioned below.
F  =	the fair market value on the record date of the
        assets, securities, rights or warrants distributable to one share of Common Stock. The Board of Directors shall determine the fair market value.

The adjustment shall be made successively whenever any such distribution is made and shall become effective immediately after the record date for the determination of stockholders entitled to receive the distribution.

This subsection (c) does not apply to regular quarterly cash dividends or cash distributions paid out of consolidated current or retained earnings as shown on the books of the Company prepared in accordance with generally accepted accounting principles. Also, this subsection does not apply to rights, options or warrants referred to in subsection (b) of this Section 11. If any adjustment is made pursuant to this subsection (c) as a result of the issuance of rights, options or warrants and at the end of the period during which any such rights, options or warrants are exercisable, not all such rights, options or warrants shall have been exercised, the Warrant shall be immediately readjusted as if "F" in the above formula was the fair market value on the record date of the indebtedness or assets actually distributed upon exercise of such rights, options or warrants divided by the number of shares of Common Stock outstanding on the record date.

(d)  Adjustment for Dilutive Issuance.

If and whenever after the initial issuance of this Warrant, the Company issues or sells any shares of Common Stock or Securities convertible into Common Stock for consideration per share less than the price defined as E" below (each a "Dilutive Issuance"), then effective immediately upon such Dilutive Issuance, the Exercise Price will be adjusted (lower only) in accordance with the following formula:

E'= (E")[(O+P/E") / (CSDO)]

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Where:
E' =    the adjusted Exercise Price.
E" = $0.76, subject to the appropriate adjustments if an event described in Section 9(a) through 9(c) has occured.
O = the number of shares of Common Stock issued and outstanding prior to the Dilutive Issuance
P = the aggregate consideration received by the Company upon such Dilutive Issuance
CSDO =  Common Shares Deemed Outstanding immediately after the
        Dilutive Issuance.

Any adjustments to the Exercise Price provided in this Section 9(d) are subject to the limitation that in no event will any such adjustment, taking into account any other adjustments pursuant to Sections 9(a) through 9(c) of this Agreement or the Registration Agreement, reduce the Exercise Price below $0.80 (as adjusted pro rata for any consolidations, splits, reverse splits of the Common Shares.

(e)     Current Market Price.

In subsections (b) and (c) of this Section 9 the current market price per share of Common Stock on any date is the average of the Quoted Prices of the Common Stock for 10 consecutive trading days commencing 13 trading days before the date in question. The Company shall be solely responsible for tracking and calculation of the Quoted Price and its average. The "Quoted Price" of the Common Stock is the last reported sales price of the Common Stock as reported by Nasdaq, National Market System, or if the Common Stock is listed on a securities exchange, the last reported sales price of the Common Stock on such exchange which shall be for consolidated trading if applicable to such exchange, or if neither so reported or listed, the last reported bid price of the Common Stock. In the absence of one or more such quotations, the Board of Directors of the Company shall determine the current market price on the basis of such quotations as it in good faith considers appropriate.

(f)     When De Minimis Adjustment May Be Deferred.

No adjustment in the Exercise Price need be made unless the adjustment would require an increase or decrease of at least 1% in the Exercise Price. Any adjustments that are not made shall be carried forward and taken into account in any subsequent adjustment.
All calculations under this Section 9 shall be made to the nearest cent or to the nearest 1/100th of a share, as the case may be.

                            6
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(g)     When No Adjustment Required.

No adjustment need be made for a transaction referred to in subsections (b) or (c) of this Section 9 if Warrant holders are to participate, (after obtaining any required regulatory approval) without requiring the Warrants to be exercised, in the transaction on a basis and with notice that the Board of Directors of the Company determines to be fair and appropriate in light of the basis and notice on which holders of Common Stock participate in the transaction.
No adjustment need be made for a change in the par value or no par value of the Common Stock.
To the extent the Warrants become convertible into cash, no adjustment need be made thereafter as to the amount of cash into which such Warrants are exercisable. Interest will not accrue on the cash.

(h)     Notice of Adjustment.

Whenever the Exercise Price is adjusted, the Company shall provide the notices required by Section 12 hereof.

(i)     Voluntary Reduction.

Subject to receiving the consent of the Toronto Stock
Exchange and any other required regulatory consent, the Company from time to time may reduce the Exercise Price by any amount for any period of time (including, without limitation, permanently) if such period is at least 20 days; provided, however, that in no event may the Exercise Price be less than the par value of a share of Common Stock.
Whenever the Exercise Price is reduced, the Company shall mail to Warrant holders a notice of the reduction. The Company shall mail the notice at least 15 days before the date the reduced Exercise Price takes effect. The notice shall state the reduced Exercise Price and the period it will be in effect.

A reduction of the Exercise Price does not change or adjust the Exercise Price otherwise in effect for purposes of subsections (a),
(b), and (c) of this Section 9.

(j)     Reorganization of Company.

If the Company consolidates or merges with or into, or transfers or leases all or substantially all its assets to, any person, upon consummation of such transaction the Warrants shall automatically become exercisable for the kind and amount of securities, cash or other assets which the holder of a Warrant would have owned immediately after the consolidation, merger, transfer or lease if the holder had exercised the Warrant immediately before the effective date of the transaction. Concurrently with the consummation of such transaction, the corporation formed by or surviving any such consolidation or merger if other than the Company, or the person to which such sale or conveyance shall have been made, shall enter into a supplemental Warrant Agreement so providing and further providing for adjustments which shall be as nearly equivalent as may be practical to the adjustments provided for in this Section. The successor

Company shall mail to Warrant holders a notice describing the supplemental Warrant Agreement.

If the issuer of securities deliverable upon exercise of Warrants under the supplemental Warrant Agreement is an affiliate of the formed, surviving, transferee or lessee corporation, that issuer shall join in the supplemental Warrant Agreement.
If this subsection (i) applies, subsections (a), (b), and
(c) of this Section 9 do not apply.

(k)     When Issuance or Payment May Be Deferred.

In any case in which this Section 9 shall require that an adjustment in the Exercise Price be made effective as of a record date for a specified event, the Company may elect to defer until the occurrence of such event (i) issuing to the holder of any Warrant exercised after such record date the Warrant Shares and other capital stock of the Company, if any, issuable upon such exercise over and above the Warrant Shares and other capital stock of the Company, if any, issuable upon such exercise on the basis of the Exercise Price and
(ii) paying to such holder any amount in cash in lieu of a fractional share pursuant to Section 10; provided, however, that the Company shall deliver to such holder a due bill or other appropriate instrument evidencing such holder's right to receive such additional Warrant Shares, other capital stock and cash upon the occurrence of the event requiring such adjustment.

(l)     Adjustment in Number of Shares.

Upon each event that provides for an adjustment of the Exercise Price pursuant to this Section 9, each Warrant outstanding prior to the making of the adjustment shall thereafter evidence the right to receive upon payment of the adjusted Exercise Price that number of shares of Common Stock obtained from the following formula:

 N' =  N x E/E'

where:

N' = the adjusted number of Warrant Shares issuable upon exercise of a Warrant by payment of the adjusted Exercise Price.
N = the number of Warrant Shares previously issuable upon exercise of a Warrant by payment of the Exercise Price prior to adjustment.
E' =  the adjusted Exercise Price.
E  =  the Exercise Price prior to adjustment.

(m)     Form of Warrants.

Irrespective of any adjustments in the Exercise Price or the number or kind of shares purchasable upon the exercise of the Warrants, Warrants theretofore or thereafter issued may continue to express the same price and number and kind of shares as are stated in the Warrants initially issuable pursuant to this Agreement.

(n)     Adjustment pursuant to Registration Agreement

The Exercise Price shall also be subject to adjustment pursuant to the Registration Agreement between the Company and the Warrant holder.

SECTION 10.     Fractional Interests.

(a)     The Company shall not be required to issue fractional
Warrant Shares on the exercise of Warrants. If more than one Warrant shall be presented for exercise in full at the same time by the same holder, the number of full Warrant Shares which shall be issuable upon the exercise thereof shall be computed on the basis of the aggregate number of Warrant Shares purchasable on exercise of the Warrants so presented. If any fraction of a Warrant Share would, except for the provisions of this Section 10, be issuable on the exercise of any Warrants (or specified portion thereof), the Company shall pay an amount in cash equal to the fair market value on the day immediately preceding the date the Warrant is presented for exercise, multiplied by such fraction.

(b)     Warrants may be issued in fractional interests.
Holders of fractional interests in Warrants will be entitled to purchase a number of Warrant Shares equal to the product obtained by multiplying the number of Warrant Shares issuable with respect to a full Warrant multiplied by the fractional interest owned by such holder in the Warrant.

SECTION 11. Company Redemption. If the Quoted Price for the Common Stock is greater than 200% of the Exercise Price for 20 consecutive trading days and the Registration Statement (as defined in the Registration Rights Agreement, dated as of February 22, 2001, among the Company and the Purchasers named therein) is effective, the Company may redeem the Warrants for $.10 per Warrant upon ten trading days notice.

SECTION 12.     Notices to Warrant holders.  Upon any
adjustment of the Exercise Price pursuant to Section 9, the Company shall promptly thereafter, or within five days, cause to be given to each of the registered holders of the Warrant Certificates at his address appearing on the Warrant register written notice of such adjustments by first-class mail, postage prepaid. Where appropriate, such notice may be given in advance and included as a part of the notice required to be mailed under the other provisions of this Section 12.

In case:

(a) the Company shall authorize the issuance to all holders of shares of Common Stock of rights, options or warrants to subscribe for or purchase shares of Common Stock or of any other subscription rights or warrants; or

(b) the Company shall authorize the distribution to all holders of shares of Common Stock of evidences of its indebtedness or assets (other than cash dividends or cash distributions payable out of consolidated earnings or earned surplus or dividends payable in shares of Common Stock or distributions referred to in subsection (a) of
Section 9 hereof); or

(c) of any consolidation or merger to which the Company is a party and for which approval of any shareholders of the Company is required, or of the conveyance or transfer of the properties and assets of the Company substantially as an entirety, or of any reclassification or change of Common Stock issuable upon exercise of the Warrants (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), or a tender offer or exchange offer for shares of Common Stock; or

(d) of the voluntary or involuntary dissolution, liquidation or winding up of the Company; or

(e) the Company proposes to take any action (other than actions of the character described in Section 9(a)) which would require an adjustment of the Exercise Price pursuant to Section 9; then the Company shall cause to be given to each of the registered holders of the Warrant Certificates at his address appearing on the Warrant register, at least 15 calendar days (or 10 calendar days in any case specified in clauses (a) or (b) above) prior to the applicable record date hereinafter specified, or promptly in the case of events for which there is no record date, by first-class mail, postage prepaid, a written notice stating (i) the date as of which the holders of record of shares of Common Stock to be entitled to receive any such rights, options, warrants or distribution are to be determined, or (ii) the initial expiration date set forth in any tender offer or exchange offer for shares of Common Stock, or (iii) the date on which any such consolidation, merger, conveyance, transfer, dissolution, liquidation or winding up is expected to become effective or consummated, and the date as of which it is expected that holders of record of shares of Common Stock shall be entitled to exchange such shares for securities or other property, if any, deliverable upon such reclassification, consolidation, merger, conveyance, transfer, dissolution, liquidation or winding up. The failure to give the notice required by this Section 12 or any defect therein shall not affect the legality or validity of any distribution, right, option, warrant, consolidation, merger, conveyance, transfer, dissolution, liquidation or winding up, or the vote upon any action.

Nothing contained in this Agreement or in any of the Warrant
Certificates shall be construed as conferring upon the holders thereof the right to vote or to consent or to receive notice as shareholders in respect of the meetings of shareholders or the election of Directors of the Company or any other matter, or any rights whatsoever as shareholders of the Company.

SECTION 13. Notices to Company. Any notice or demand authorized by this Agreement to be given or made by the registered holder of any Warrant Certificate to or on the Company shall be sufficiently given or made when and if deposited in the mail, first class or registered, postage prepaid, addressed (until another address is provided in writing by the Company), as follows:

Sideware Systems, Inc.
1810 Samuel Morse Drive

Reston, VA 20190
Facsimile No.: 703-437-9065

Attn:  James L. Speros, President & CEO

with a copy to:

Sideware Systems Inc.
777 Dunsmuir Street, Suite 1600
Vancouver, BC V7Y1K4
Facsimile No.: 604-688-0094

Attn:  Grant Sutherland, Chairman

SECTION 14. Supplements and Amendments. The Company may from time to time supplement or amend this Agreement (a) without the approval of any holders of Warrant Certificates in order to cure any ambiguity or to correct or supplement any provision contained herein which may be defective or inconsistent with any other provision herein, or to make any other provisions in regard to matters or questions arising hereunder which the Company may deem necessary or desirable and which shall not in any way adversely affect the interests of the holders of Warrant Certificates, or (b) with the approval of the holders of a majority of the Warrants outstanding.

SECTION 15. Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company shall be binding and inure to the benefit of its respective successors and assigns hereunder.

SECTION 16. Termination. This Agreement will terminate on any earlier date if all Warrants have been exercised or expired without exercise.

SECTION 17.     Governing Law.  This Agreement and each Warrant
Certificate issued hereunder shall be deemed to be a contract made under the laws of the State of New York and for all purposes shall be construed in accordance with the internal laws of said State.

SECTION 18.     Benefits of This Agreement.  Nothing in this
Agreement shall be construed to give to any person or corporation other than the Company and the registered holders of the Warrant Certificates any legal or equitable right, remedy or claim under this Agreement; but this Agreement shall be for the sole and exclusive benefit of the Company and the registered holders of the Warrant Certificates.

SECTION 19.     Headings; Counterparts.   The headings and
captions contained herein are for convenience of reference only and shall not control or affect the meaning or construction of any provision hereof. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, as of the day and year first above written.

SIDEWARE SYSTEMS, INC.
By  "Grant Sutherland"
Title: Chairman

                                 EXHIBIT A


                       [Form of Warrant Certificate]
                                   [Face]
THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. SAID SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT.
EXERCISABLE ON OR BEFORE 5:00 P.M. NEW YORK CITY TIME ON JANUARY ,
2004.
No.                                                           Warrants
    -------                                           -------
                      Warrant Certificate

                    SIDEWARE SYSTEMS, INC.
This Warrant Certificate certifies that
is the registered holder of                Warrants
expiring January   , 2004 (the "Warrants") to purchase common shares
without par value ( "Common Shares"), of Sideware Systems, Inc., a Canadian corporation (the "Company"). Each Warrant entitles the holder upon exercise to receive from the Company on or before 5:00 p.m.
New York City Time on January   , 2004 that number of fully paid and
nonassessable Common Shares (each, a "Warrant Share") as set forth below at the exercise price (the "Exercise Price") as determined pursuant to the Warrant Agreement referenced below payable in lawful money of the United States of America upon surrender of this Warrant Certificate and payment of the Exercise Price at the office of the Company, but only subject to the conditions set forth herein and in the Warrant Agreement referred to on the reverse hereof. The Exercise Price and number of Warrant Shares issuable upon exercise of the Warrants are subject to adjustment upon the occurrence of certain events set forth in the Warrant Agreement.

Each Warrant is initially exercisable for one share of
Common Stock. The initial Exercise Price for any Warrant shall be $1.00. No warrant may be exercised after 5:00 p.m. New York City Time
on January   , 2004 and to the extent not exercised by such time such
warrants shall become void.

Reference is hereby made to the further provisions of this Warrant Certificate set forth on the reverse hereof and such further provisions shall for all purposes have the same effect as though fully set forth at this place.
This Warrant Certificate shall be governed and construed in accordance with the internal laws of the State of New York.


IN WITNESS WHEREOF, the Company has caused this Warrant Certificate to be signed by its President and by its Secretary.

SIDEWARE SYSTEMS, INC.
By
Name:
Title:
By
Name:
Title:

                     [Form of Warrant Certificate]
                             [Reverse]
The Warrants evidenced by this Warrant Certificate are part
of a duly authorized issue of Warrants expiring January , 2004 entitling the holder on exercise to receive common shares without par value, of the Company (the "Common Shares") and are issued or to be issued pursuant to a Warrant Agreement, dated as of January _, 2001 (the "Warrant Agreement"), duly executed and delivered by the
Company, which Warrant Agreement is hereby incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Company and the holders (the words "holders" or "holder" meaning the registered holders or registered holder) of the Warrants. A copy of the Warrant Agreement may be obtained by the holder hereof upon written request to the Company. Warrants may be exercised at any time on or before 5:00 p.m.
New York City time on January   , 2004.  The holder of Warrants
evidenced by this Warrant Certificate may exercise them by surrendering this Warrant Certificate, with the form of election to purchase set forth hereon properly completed and executed, together with payment of the Exercise Price as specified in the Warrant Agreement at the office of the Company. In the event that upon any exercise of Warrants evidenced hereby the number of Warrants exercised shall be less than the total number of Warrants evidenced hereby, there shall be issued to the holder hereof a new Warrant Certificate evidencing the number of Warrants not exercised. No adjustment shall be made for any dividends on any Common Shares issuable upon exercise of this Warrant.
The Warrant Agreement provides that upon the occurrence of
certain events the Exercise Price set forth on the face hereof may, subject to certain conditions, be adjusted. If the Exercise Price is adjusted, the Warrant Agreement provides that the number of shares of Common Shares issuable upon the exercise of each Warrant shall be adjusted. No fractions of a share of Common Shares will be issued upon the exercise of any Warrant, but the Company will pay the cash value thereof determined as provided in the Warrant Agreement.
The holders of the Warrants are entitled to certain
registration rights with respect to the Common Shares purchasable upon exercise thereof. Said registration rights are set forth in full in a
Registration Rights Agreement dated as of January   , 2001, among the
Company and the Purchasers named therein. A copy of the Registration Rights Agreement may be obtained by the holder hereof upon written request to the Company.
Warrant Certificates, when surrendered at the office of the Company by the registered holder thereof in person or by legal representative or attorney duly authorized in writing, may be exchanged, in the manner and subject to the limitations provided in the Warrant Agreement, but without payment of any service charge, for another Warrant Certificate or Warrant Certificates of like tenor evidencing in the aggregate a like number of Warrants.
The Company may deem and treat the registered holder(s) thereof as the absolute owner(s) of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof, of any distribution to the holder(s) hereof, and for all other purposes, and the Company shall not be affected by any notice to the contrary. Neither the Warrants nor this Warrant Certificate entitles any holder hereof to any rights of a stockholder of the Company.

                  Election to Purchase
        (to be executed upon exercise of warrant)

The undersigned hereby irrevocably elects to exercise the
right, represented by this Warrant Certificate, to receive
common shares without par value and herewith tenders payment for such shares to the order of Sideware Systems, Inc. in the amount of $
in accordance with the terms hereof. The undersigned requests that a certificate for such shares be registered in the name of
           , whose address is      and that
such shares be delivered to             whose address is
                                .  If said number of shares is less
than all of the shares of Common Shares purchasable hereunder, the undersigned requests that a new Warrant Certificate representing the remaining balance of such shares be registered in the name of
          , whose address is                          , and that
such Warrant Certificate be delivered to                   , whose
address is                  .
Signature:

Date:
Signature Guaranteed:


 	This Table of Contents does not constitute a part of this Agreement or have any bearing upon the interpretation of any of its terms or provisions.